UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SOUTH JERSEY INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	22-1901645 (I.R.S. Employer Identification No.)

1 South Jersey Plaza, Folsom, NJ (Address of Principal Executive Offices)	08037 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Corporate Units	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):
333-233669

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

On March 19, 2021, South Jersey Industries, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement dated March 17, 2021 (the “Prospectus Supplement”) to a prospectus dated September 9, 2019 (the “Prospectus”), relating to securities to be registered hereunder included in the Company's automatic shelf Registration Statement on Form S-3 (File No. 333-233669), which became automatically effective on September 9, 2019.

Item 1. Description of Registrant’s Securities to be Registered.

The Company on this registration statement registers hereunder 6,000,000 equity units (the “Equity Units”) (initially consisting of 6,000,000 corporate units, the “Corporate Units”), each Equity Unit will have a stated amount of $50 and initially will be in the form of a Corporate Unit consisting of a purchase contract issued by the Company to purchase shares of our common stock and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of the Company’s 2021 Series B 1.65% Remarketable Junior Subordinated Notes due 2029. For a description of the securities to be registered hereunder, reference is made to the information under the headings “Description of Junior Subordinated Debt Securities” of the Prospectus dated September 9, 2019, as supplemented by the information under the headings “Description of the Equity Units”, “Description of the Purchase Contracts”, “Certain Provisions of the Purchase Contract and Pledge Agreement” and “Description of the Remarketable Junior Subordinated Notes” in the Company’s related Prospectus Supplement, dated March 17, 2021, filed by the Company with the SEC on March 19, 2021. Such information is incorporated herein by reference and made a part of this registration statement in its entirety.

Item 2. Exhibits.

Exhibit
Number	Description
3.1
Certificate of Incorporation of South Jersey Industries, Inc., as amended, dated November 10, 1969 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on May 10, 2016).

3.2
Bylaws of South Jersey Industries, Inc. as amended and restated, effective November 30, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on November 30, 2020).

4.1
Junior Subordinated Indenture dated April 23, 2018, by and between, South Jersey Industries, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K as filed with the SEC on April 23, 2018).

4.2
Second Supplemental Indenture by and between the South Jersey Industries, Inc. and U.S. Bank, National Association, as purchase contract agent, collateral agent, custodial agent and securities intermediary (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K as filed with the SEC on March 22, 2021).

4.3
Purchase Contract and Pledge Agreement dated as of March 22, 2021, by and  between South Jersey Industries, Inc. and U.S. Bank National Association, as purchase contract agent, collateral agent, custodial agent and securities intermediary (incorporated herein by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K as filed with the SEC on March 22, 2021).

4.4
Form of 2021 Series B 1.65% Remarketable Junior Subordinated Note due 2029 (incorporated herein by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K as filed with the SEC on March 22, 2021).

4.5	Form of Corporate Unit (incorporated herein by reference to Exhibit 4.6 to the Company's Current Report on Form 8-K as filed with the SEC on March 22, 2021)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2021

SOUTH JERSEY INDUSTRIES, INC.

By:	/s/ Steven R. Cocchi
	Name:	Steven R. Cocchi
	Title:	Senior Vice President & Chief
Financial Officer